Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Audit Committee
and Board of Directors

MGP Ingredients, Inc.

Atchison, Kansas

We consent to the incorporation by reference in Registration Statement No. 333-51849 on Form S-8 and the related Prospectus dated January 29, 2004, in Registration Statement No. 333-119860 on Form S-8 and the related Prospectus dated December 23, 2004, and in Registration Statement No. 333-137593 on Form S-8 of MGP Ingredients, Inc. of our report dated August 31, 2007, on our audit of the consolidated balance sheets of MGP Ingredients, Inc. as of June 30, 2007 and 2006, and the related consolidated statements of income, stockholders’ equity and cash flows for each of the three years in the period ended June 30, 2007, which report is included in the Annual Report on Form 10-K of MGP Ingredients, Inc. for the fiscal year ended June 30, 2007, our report dated August 31, 2007, with regard to the financial statement schedule that is included in such Form 10-K for the year ended June 30, 2007 and our report dated August 31, 2007, relating to management’s assessment of the effectiveness of internal control over financial reporting as of June 30, 2007, and the effectiveness of internal control over financial reporting as of June 30, 2007, which reports appear in the June 30, 2007, annual report on Form 10-K of MGP Ingredients, Inc.  We also consent to the reference to our firm under the heading “Experts” in the Prospectus to the Registration Statement.

/s/ BKD, LLP

Kansas City, Missouri

September 12, 2007

120 West 12th Street, Suite 1200 Kansas City, MO 64105-1935 816.221.6300 Fax 816.221.6380
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